SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):           April 26, 2004

POWER-ONE, INC.

(Exact name of registrant as specified in its charter)

Commission file number 0-29454

DELAWARE (State or other jurisdiction of incorporation or organization)	77-0420182 (IRS Employer Identification No.)

740 CALLE PLANO, CAMARILLO, CA (Address of principal executive offices)	93012 (zip code)

Registrant’s telephone number, including area code (805) 987-8741

Item 9. Regulation FD Disclosure

Power-One Inc. has announced its intent to significantly downsize its operations in Uster, Switzerland.  The operations to be retained in Uster include and will focus on research and development of high-technology power conversion products including both DC/DC converters and AC/DC power supplies. This downsizing has been conducted in accordance with applicable Swiss law regarding notice to and consultation with employees.   This action will likely result in material restructuring and asset impairment charges related to personnel severance and disposal of long-lived assets that will no longer be utilized.   Because the Company is still in the process of detailing the plan, the Company has not fully quantified the impact that these charges will have on its results of operations for the quarter ended June 30, 2004, but currently expects a charge in the range of $2 million to $3 million.  However, the Company ultimately expects that these actions will result in cost savings of approximately $1.0 million per quarter by the fourth quarter of 2004, as activities performed in Switzerland will take place in other lower cost locations.

This filing contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “intent,” “will,” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Future results may be adversely affected by various factors including a delay in finalizing and executing the downsizing plan, and the ability to achieve anticipated cost savings in the amounts and as of the dates projected.   See “Risk Factors” in the Company’s 2003 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this filing.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 30, 2004	Power-One, Inc.
	By:	/s/ Eddie K. Schnopp
Eddie K. Schnopp
Senior Vice President—Finance, Treasurer and Chief Financial Officer